                                                                      EXHIBIT 12



                                  AMETEK, Inc.
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                 2001              2000              1999              1998            1997
                                               --------          --------          --------          --------         -------
Earnings:
  Income from continuing operations             $66,111           $68,532           $60,768           $50,449         $50,264
  Income tax expense                             18,251            37,606            33,693            26,909          27,930
  Interest expense-gross                         28,505            29,460            25,396            24,121          18,499
  Capitalized interest                             (592)             (257)             (620)             (462)           (318)
  Amortization of debt financing costs(1)             -                 -                 -                 -               -
  Interest portion of rental expense(est.)        2,982             2,713             2,307             2,249           1,944
                                               --------          --------          --------          --------         -------
  Adjusted earnings                            $115,257          $138,054          $121,544          $103,266         $98,319
                                               ========          ========          ========          ========         =======

Fixed Charges:
  Interest expense, net of capitalized
   interest                                     $27,913           $29,203           $24,776           $23,659         $18,181
  Capitalized interest                              592               257               620               462             318
  Interest portion of rental expense              2,982             2,713             2,307             2,249           1,944
                                               --------          --------          --------          --------         -------
  Fixed charges                                 $31,487           $32,173           $27,703           $26,370         $20,443
                                               ========          ========          ========          ========         =======

  Ratio of adjusted earnings to                --------          --------          --------          --------         -------
   fixed charges                                    3.7x              4.3x              4.4x              3.9x            4.8x
                                               ========          ========          ========          ========         =======